                                                                     EXHIBIT 4.1

                           OFFER TO PURCHASE FOR CASH
                                  ANY AND ALL
             OUTSTANDING 9 1/2% SENIOR SUBORDINATED NOTES DUE 2003
                                   ISSUED BY

                              CMI INDUSTRIES, INC.

                                      AND
            SOLICITATION OF CONSENTS TO AMENDMENTS OF THE INDENTURE

         CMI Industries, Inc., a Delaware corporation ("CMI"), hereby offers to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation (as it may be supplemented or amended from time to time, the "Offer to Purchase") and the related Consent and Letter of Transmittal (as it may be supplemented or amended from time to time, the "Consent and Letter of Transmittal," and together with the Offer to Purchase, the "Offer"), any and all of the outstanding 9 1/2% Senior Subordinated Notes due 2003 (the "Notes") issued pursuant to the Indenture dated as of October 28, 1993 between CMI, as issuer (together with its successors and assigns, the "Issuer"), and The Chase Manhattan Bank, as Trustee (the "Trustee"), at a price per $1,000 in Note principal to be determined in the manner described herein by reference to a fixed spread of 50 basis points (0.50%) over the yield, on June 23, 1998 or, if the Offer is extended, the third business day prior to the Expiration Date (as defined below) (June 23, 1998 or such later date being hereafter referred to as the "Pricing Date"), of the 6% U.S. Treasury Note due September 30, 1998 (the "Benchmark Treasury Security"), plus accrued and unpaid interest on the Notes to, but not including, the date of payment, less the Consent Payment (as defined below), net to tendering holders of the Notes in cash (the "Offer Price").

    CUSIP No.         Security                      Benchmark Treasury Security        Fixed Spread
    ---------         --------                      ---------------------------        ------------
    125765AA5         9 1/2% Senior Subordinated    6% U.S. Treasury Note due          0.50%
                             Notes due 2003            September 30, 1998

         In conjunction with the Offer, CMI is also hereby soliciting consents (the "Solicitation") from holders of the Notes (each, a "Holder" and, collectively, the "Holders") of at least a majority of the aggregate principal amount of the outstanding Notes (the "Requisite Consents") to the proposed amendments described herein (the "Proposed Amendments") of the Indenture dated as of October 28, 1993 pursuant to which the Notes were issued. The Proposed Amendments would eliminate substantially all of the covenants in the Indenture, other than the covenants to pay interest on and principal of the Notes when due, and would eliminate events of default under the Indenture relating to defaults on other indebtedness. A consent payment of $10.00 per $1,000 in Note principal (the "Consent Payment") is payable to Holders who tender their Notes and provide their consents to the Proposed Amendments ("Consents") (and have not withdrawn such Notes and such Consents) at or prior to Midnight, New York City time, on the Consent Date (as defined below). No Consent Payment will be made in respect to any Note which is not purchased pursuant to the Offer, and no Consent Payment will be made in respect of any Consent which is not provided at or prior to Midnight, New York City time, on the Consent Date. The Offer Price and the Consent Payment, together, are hereinafter referred to as the "Total Consideration."


           THE DEALER MANAGER FOR THE OFFER AND THE SOLICITATION IS:

                     NATIONSBANC MONTGOMERY SECURITIES LLC

                                  JUNE 1, 1998

         Adoption of the Proposed Amendments may have adverse consequences for Holders who elect not to tender Notes in the Offer. See "Special
Factors--Effects of the Proposed Amendments" and "The Proposed Amendments".

         The Offer is conditioned on, among other things, (a) the receipt of the Requisite Consents at or prior to Midnight, New York City time, on the Expiration Date and such Consents having not been revoked (the "Minimum Consent Condition"), and (b) successful completion of the Debt Offering (as defined below), all as more fully described below under the caption "The Offer and the Solicitation - Certain Conditions of the Offer." CMI reserves the right to waive any one or more of the conditions to the Offer. The Proposed Amendments will be effective as of the execution of the Supplemental Indenture (as defined below) and will become operative at such time as CMI accepts the tendered Notes for payment.

         HOLDERS WHO TENDER NOTES IN THE OFFER ARE OBLIGATED TO CONSENT TO ALL OF THE PROPOSED AMENDMENTS. PURSUANT TO THE TERMS OF THE CONSENT AND LETTER OF TRANSMITTAL, THE COMPLETION, EXECUTION AND DELIVERY THEREOF BY A HOLDER IN CONNECTION WITH THE TENDER OF NOTES WILL BE DEEMED TO CONSTITUTE THE CONSENT OF SUCH TENDERING HOLDER TO ALL OF THE PROPOSED AMENDMENTS.

         Because the Offer Price is based on a fixed spread pricing formula linked to a yield on the Benchmark Treasury Security, the Offer Price will be affected by changes in such yield during the term of the Offer prior to the Pricing Date.

         THE OFFER WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON JUNE 26, 1998, UNLESS THE OFFER IS EXTENDED (JUNE 26, 1998 OR SUCH LATER DATE TO WHICH THE OFFER IS EXTENDED BEING HEREAFTER REFERRED TO AS THE "EXPIRATION DATE"). HOLDERS OF NOTES MUST TENDER NOTES (AND NOT HAVE WITHDRAWN SUCH NOTES) AT OR PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE EXPIRATION DATE IN ORDER TO RECEIVE THE OFFER PRICE. IN ORDER TO RECEIVE THE CONSENT PAYMENT, HOLDERS OF NOTES MUST TENDER NOTES AND PROVIDE THEIR CONSENTS TO THE PROPOSED AMENDMENTS (AND NOT HAVE WITHDRAWN SUCH NOTES OR REVOKED SUCH CONSENTS) AT OR PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE DATE (THE "CONSENT DATE") THAT IS ONE BUSINESS DAY FOLLOWING THE PUBLIC ANNOUNCEMENT BY PRESS RELEASE OF THE LATER OF
(i) JUNE 12, 1998 (PROVIDED CMI RECEIVES THE REQUISITE CONSENTS BY SUCH DATE) OR
(ii) SUCH DATE AS CMI HAS RECEIVED THE REQUISITE CONSENTS (SUCH DATE AS CMI RECEIVES THE REQUISITE CONSENTS, THE "CONSENT ACHIEVEMENT DATE"). TENDERED NOTES MAY BE WITHDRAWN AND RELATED CONSENTS MAY BE REVOKED AT ANY TIME PRIOR TO MIDNIGHT, NEW YORK CITY TIME, ON THE CONSENT DATE BUT NOT THEREAFTER. IF NECESSARY, THE COMPANY INTENDS TO EXTEND THE OFFER SO THAT THE EXPIRATION DATE OCCURS NO EARLIER THAN FIVE BUSINESS DAYS FOLLOWING THE CONSENT DATE. THE PRICING DATE FOR THE NOTES WILL BE JUNE 23, 1998 OR, IF THE OFFER IS EXTENDED, THE PRICING DATE WILL BE THE DATE THAT IS THE THIRD BUSINESS DAY PRIOR TO THE EXPIRATION DATE.

         Any Holder desiring to tender, and give its Consent in respect of, all or any portion of such Holder's Notes should either (i) complete and sign the Consent and Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Consent and Letter of Transmittal and mail or deliver it together with the tendered Notes, and any other required documents, to The Chase Manhattan Bank, the depositary for the Offer (the "Depositary"), or tender such Notes pursuant to the procedure for book entry transfer set forth in the "The Offer and the Solicitation - Procedures for Tendering Notes" or (ii) request such Holder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such Holder. A Holder who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that entity if such Holder desires to tender such Notes and give its Consent. Any Holder who desires to tender such Holder's Notes and whose Notes are not immediately available or who cannot comply with the procedures for book-entry transfer on a timely basis may tender such Notes and give its Consent by following the procedures for guaranteed delivery set forth in "The Offer and the Solicitation -- Procedures for Tendering Notes."

         See "Special Factors" and "Certain Federal Income Tax Consequences" for discussions of certain factors that should be considered in evaluating the Offer and the Solicitation.

         IN THE EVENT THAT THE OFFER AND THE SOLICITATION ARE WITHDRAWN OR OTHERWISE NOT COMPLETED, THE TOTAL CONSIDERATION WILL NOT BE PAID OR BECOME PAYABLE TO HOLDERS OF THE NOTES WHO HAVE VALIDLY TENDERED THEIR NOTES AND DELIVERED CONSENTS IN CONNECTION WITH THE OFFER AND THE SOLICITATION.

         NEITHER CMI NOR THE DEALER MANAGER MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES IN RESPONSE TO THE OFFER OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS IN RESPONSE TO THE SOLICITATION.

         Any questions regarding the terms of the Offer should be directed to the Dealer Manager. Requests for additional copies of this Offer to Purchase, the Consent and Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent as set forth on the back cover. Beneficial owners may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer and the Solicitation.

                               TABLE OF CONTENTS

                                                                                 Page No.
SUMMARY .............................................................................  1
BACKGROUND OF THE OFFER .............................................................  3
     CMI Industries, Inc. ...........................................................  3
     The Merger and the Exchange ....................................................  3
     Purpose of the Offer and the Solicitation ......................................  3
     Source of Funds ................................................................  3
SPECIAL FACTORS .....................................................................  5
     Effects of the Proposed Amendments .............................................  5
     Limited Market for the Notes ...................................................  5
     Tax Matters ....................................................................  5
     Subsequent CMI Repurchase of Notes; Discharge by CMI ...........................  5
DESCRIPTION OF NOTES ................................................................  6
     General ........................................................................  6
     Covenants ......................................................................  6
THE PROPOSED AMENDMENTS .............................................................  7
THE OFFER AND THE SOLICITATION ......................................................  9
     Principal Terms of the Offer and the Solicitation ..............................  9
     Acceptance for Payment and Payment for Notes ................................... 11
     Procedure for Tendering Notes .................................................. 12
     Withdrawal Rights .............................................................. 14
     Certain Conditions of the Offer ................................................ 15
     Interest on Notes .............................................................. 16
     Certain Legal Matters .......................................................... 16
     Dealer Manager ................................................................. 16
     Fees ........................................................................... 17
     Depositary and Information Agent ............................................... 17
CERTAIN FEDERAL INCOME TAX CONSEQUENCES ............................................. 18
ADDITIONAL INFORMATION .............................................................. 20
MISCELLANEOUS ....................................................................... 21
Annex A-1 Formula For Calculation of Offer Price and Total Consideration ............ 22
Annex A-2 Hypothetical Calculation of Offer Price and Total Consideration ........... 23

                                 _______________


     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND RELATED CONSENT AND LETTER OF TRANSMITTAL. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                    SUMMARY

         CMI hereby offers to purchase for cash, on the terms and subject to the conditions set forth in the Offer, any and all of the outstanding Notes at the Offer Price.

         The Offer Price for each $1,000 of principal of the Notes tendered pursuant to the Offer will equal (i) the present value on the Payment Date (as hereinafter defined) of (a) $1,047.50 plus (b) interest payments which would have been payable thereon from the Payment Date to, but not including, October 1, 1998 (the "First Redemption Date"), in each case as determined on the basis of a yield to the First Redemption Date, equal to the sum of (x) the yield on the Benchmark Treasury Security, as calculated by the Dealer Manager in accordance with its standard practice for such calculations based on the bid price for such Benchmark Treasury Security as of 2:00 p.m., New York City time, on the Pricing Date, as displayed on page PX3 of the Bloomberg Government Pricing Monitor (the "Bloomberg Page") or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (y) 50 basis points (or 0.50%), plus (ii) accrued and unpaid interest thereon to, but not including, the Payment Date, minus (iii) the Consent Payment. Holders desiring to receive the Consent Payment of $10.00 per $1,000 principal amount of tendered Notes must give their Consents to the Proposed Amendments as described below at or prior to Midnight, New York City time, on the Consent Date. Holders who tender Notes (and do not subsequently withdraw such Notes) at or prior to Midnight, New York City time, on the Consent Date will receive aggregate consideration in connection with the tender of their Notes (and the giving of Consents) which shall be greater than the aggregate consideration received by Holders tendering their Notes after the Consent Date (who will not be entitled to receive the Consent Payment).

         Although the yield on the Benchmark Treasury Security will be determined only from the source noted above, information regarding the closing yield of the Benchmark Treasury Security may also be found in The Wall Street Journal, the New York Times and other published sources. Because the Offer Price is based on a fixed spread pricing formula linked to a yield on the Benchmark Treasury Security, the Offer Price will be affected by changes in such yield during the term of the Offer prior to the Pricing Date. The formula for the calculation of the Offer Price and the Total Consideration is included as Annex A-1 hereto and an illustration of the calculation of the Offer Price and the Total Consideration is included as Annex A-2 hereto.

         CMI will publicly announce the pricing information referred to above by press release to the Dow Jones News Service not later than 10:00 a.m. on the first business day after the Pricing Date.

         In conjunction with the Offer, CMI is also hereby soliciting Consents from Holders of at least a majority in principal amount of the outstanding Notes to the Proposed Amendments to the Indenture. The Proposed Amendments would eliminate substantially all of the covenants in the Indenture other than the covenants to pay interest on and principal of the Notes when due and would eliminate Events of Default under the Indenture relating to defaults on other indebtedness. See "The Proposed Amendments." The Consent Payment is an amount in cash equal to $10.00 for each $1,000 of Note principal as to which Consents have been validly delivered and not validly revoked at or prior to Midnight, New York City time, on the Consent Date, provided that Holders will be entitled to a Consent Payment only with respect to Notes purchased pursuant to the terms of the Offer.


         If a Holder's Notes are not properly tendered pursuant to the Offer at or prior to Midnight, New York City time, on the Consent Date, or such Holder's Consents are not properly delivered, or are revoked and not properly redelivered, at or prior to Midnight, New York City time, on the Consent Date, such Holder will not receive the Consent Payment, even though the Proposed Amendments will be effective as to all Notes not purchased in the Offer, provided that the Requisite Consents have been obtained and not revoked prior to the Consent Date. Adoption of the Proposed Amendments may have adverse consequences for Holders of Notes who elect not to tender Notes in the Offer because Holders of any such Notes will not be entitled to the benefit of the covenants and certain default provisions contained in the Indenture (which shall be eliminated upon receipt of the Requisite Consents, execution of the Supplemental Indenture, and CMI accepting the tendered Notes for payment), other than the covenants to pay interest on and principal of the Notes when due and related default provisions. See "Special Factors -- Effects of the Proposed Amendments" and "The Proposed Amendments."

         Holders who desire to have their Notes tendered pursuant to the Offer are required to Consent to the Proposed Amendments. Pursuant to the terms hereof, the completion, execution and delivery of the Consent and Letter of Transmittal by a Holder in connection with the tender of Notes will be deemed to constitute the Consent of such tendering Holder to the Proposed Amendments. Holders may not deliver Consents without tendering the related Notes and may not revoke Consents without withdrawing the previously tendered Notes from the Offer. In no event may Notes be withdrawn or Consents previously given be revoked after the Consent Date unless the Offer is terminated by CMI without any Notes being purchased hereunder or as otherwise provided herein.


         Holders who tender their Notes will not be obligated to pay brokerage fees or commissions on the purchase by CMI of Notes pursuant to the Offer. CMI will pay or reimburse all reasonable fees and expenses of NationsBanc Montgomery Securities LLC, the dealer manager of the Offer (the "Dealer Manager"), The Chase Manhattan Bank, the depositary for the Offer (the "Depositary"), and Beacon Hill Partners, Inc., the information agent for the Offer (the "Information Agent"), and all other reasonable costs and expenses in connection with the Offer.

         As of the date hereof, the aggregate principal amount of the outstanding Notes is $125 million. As of May 22, 1998, the directors and executive officers of CMI and their affiliates did not beneficially own any Notes. CMI expressly reserves the absolute right, in its sole discretion from time to time after the Expiration Date (i) to purchase any Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, upon such terms and at such prices as it may determine, and (ii) to exercise its rights under the Indenture to discharge its obligations with respect to the Notes by depositing certain securities with the Trustee and otherwise complying with Article Four of the Indenture.

         The purchase of Notes pursuant to the Offer would reduce the number of Notes that might otherwise trade publicly, and could adversely affect, among other things, the liquidity or prices realizable in sales of the Notes following the completion of the Offer. See "Special Factors--Certain Effects of the Offer" for a discussion of these and other possible effects of the Offer.


         Capitalized terms used herein that are not otherwise defined have the meanings assigned to them in the Indenture.


         HOLDERS ARE URGED TO READ THE OFFER TO PURCHASE AND THE RELATED CONSENT AND LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR NOTES AND PROVIDE THEIR CONSENTS PURSUANT TO THE OFFER.

                            BACKGROUND OF THE OFFER
CMI INDUSTRIES, INC.

         CMI was formed in 1986 by Merrill Lynch Capital Partners, Inc. ("ML Capital Partners"), a wholly owned subsidiary of Merrill Lynch & Co., Inc., together with certain members of present and former management. CMI is one of the leading manufacturers and marketers of lightweight greige (unfinished) fabrics in the United States. In addition, CMI also holds market leading positions in certain segments of the elastic fabrics and upholstery fabrics markets. CMI's core product offerings include greige fabrics such as printcloths, broadcloths, twills and other fabrics used in home furnishings, apparel, and industrial applications; elasticized fabrics used in the production of intimate apparel, activewear and swimwear; and upholstery fabrics used in the automotive, furniture and home textile industries. CMI is a key supplier to leading companies in each of the industries it serves. CMI operates through three primary divisions: the Greige Fabrics Division, the Elastic Fabrics Division, and the Chatham Division.

THE MERGER AND THE EXCHANGE

         CMI Management, Inc. ("Holdco") and CMI Acquisitions, Inc., a wholly-owned subsidiary of Holdco ("CMIA"), were formed by members of present senior management of CMI solely for the purpose of consummating the merger described herein. On May 15, 1998 CMI entered into a definitive merger agreement providing for the acquisition by CMIA of the outstanding CMI Common Stock, other than shares held by Holdco (the "Merger"). In the Merger, each outstanding share of CMI Common Stock will be converted into the right to receive cash plus a fractional interest in a share of Holdco Common Stock. After giving effect to the Merger, CMI shall be the surviving corporation in the Merger and will be a wholly owned subsidiary of Holdco.

         Each CMI stockholder who is a current employee of CMI, and certain other stockholders who are former employees or who have historical ties to CMI, have been asked to enter into an exchange agreement (the "Exchange Agreement"), pursuant to which, prior to the Merger, each such person will exchange a predetermined number of shares of CMI Common Stock for an equal number of shares of Holdco Common Stock. In addition, BankBoston Ventures, Inc. has agreed to provide an equity contribution to Holdco of $9.0 million in exchange for 200,000 shares of Holdco Common Stock.

PURPOSE OF THE OFFER AND THE SOLICITATION

         The purpose of the Offer is to acquire any and all of the outstanding Notes. The purpose of the Solicitation and the Proposed Amendments is to eliminate certain of the restrictive covenants contained in the Indenture and, thereby, to enhance the operating and financial flexibility of CMI.

SOURCE OF FUNDS

         CMIA intends to issue at least $175 million in aggregate principal amount of indebtedness of debt securities (the "New Notes"). Upon consummation of the Merger, the new notes will become the obligation of CMI. The New Notes will be issued in transactions exempt from the registration requirements of the Securities Act of 1933, as amended, and may not be offered or sold by holders thereof in the United States absent registration or an applicable exemption from the registration requirements thereof. The terms of the New Notes will be determined by market conditions and other factors at the time the New Notes are offered for sale. This Offer to Purchase and Consent Solicitation does not constitute an offer to sell or the solicitation of an offer to buy the New Notes. CMI intends to fund the amounts required to consummate the

Offer to Purchase and the Consent Solicitation, together with the fees and expenses incurred in connection therewith, with the net proceeds of the New Notes, its new $75 million Senior Secured Revolving Line of Credit, as well as its general corporate funds.

                                SPECIAL FACTORS

EFFECTS OF THE PROPOSED AMENDMENTS

         Notes not purchased pursuant to the Offer will remain outstanding. If the Proposed Amendments become operative, substantially all of the restrictive covenants contained in the Indenture will be eliminated (other than the covenants to pay interest on and principal of the Notes when due), and certain Events of Defaults under the Indenture relating to defaults on other indebtedness will be eliminated. The Indenture, as so amended, will continue to govern the terms of all Notes that remain outstanding after the consummation of the Offer. The elimination of these covenants would permit CMI to, among other things, incur secured or unsecured indebtedness senior to that of the Notes and enter into mergers and sales of all or substantially all of its assets. It is possible that any such actions that CMI would be permitted to take as a result of the Proposed Amendments would adversely affect the interests of the non-tendering Holders. See "The Proposed Amendments."

         As of April 4, 1998, CMI had approximately $133 million of long-term indebtedness outstanding. Following the Merger, the closing of the Offer, and the successful offering of the New Notes, CMI is expected to have approximately $206.4 million of long-term indebtedness outstanding. Any remaining outstanding Notes will be subordinated to CMI's Senior Secured Revolving Line of Credit, and may be subordinated to other outstanding indebtedness.

LIMITED MARKET FOR THE NOTES

         The Notes are not listed on any national or regional securities exchange. To the extent that the Notes are tendered and accepted in the Offer, any existing trading market for the remaining Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Consequently, the liquidity, market value and price volatility of Notes which remain outstanding may be adversely affected. Holders of unpurchased Notes may attempt to obtain quotations for the Notes from their brokers; however, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the public market for the Notes following consummation of the Offer would depend upon the number of Holders remaining as of such time, the interest in maintaining a market in such Notes on the part of securities dealers and other factors.

TAX MATTERS

         See "Certain Federal Income Tax Considerations" for a discussion of certain tax matters that should be considered in evaluating the Offer and the Solicitation.

SUBSEQUENT CMI REPURCHASE OF NOTES; DISCHARGE BY CMI

         CMI expressly reserves the absolute right, in its sole discretion, from time to time after the Expiration Date to purchase any Notes through open market or privately negotiated transactions, one or more additional tender or exchange offers or otherwise, upon such terms and at such prices as it may determine. Nothing contained in the Offer will prevent CMI from exercising its rights under the Indenture to discharge its obligations with respect to the Notes by depositing certain securities with the Trustee and otherwise complying with Article Four of the Indenture.

                              DESCRIPTION OF NOTES

         THE FOLLOWING IS A SUMMARY OF CERTAIN TERMS OF THE NOTES, FORMS OF WHICH, TOGETHER WITH THE INDENTURE, HAVE BEEN FILED AS EXHIBITS TO CMI'S FILINGS WITH THE COMMISSION AND CAN BE OBTAINED AS DESCRIBED UNDER THE CAPTION "ADDITIONAL INFORMATION." THE FOLLOWING SUMMARY OF THE TERMS OF THE NOTES IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT THEREOF AS SO FILED.

GENERAL

         The Notes were issued under an Indenture dated as of October 28, 1993, among CMI, as issuer, and The Chase Manhattan Bank, as Trustee. The Notes are general unsecured obligations of CMI and are senior to any other subordinated indebtedness. As of the date hereof, $125 million in aggregate principal amount of Notes is outstanding. The Notes bear interest at the rate of 9 1/2% per annum. Interest is paid semiannually on April 1 and October 1 of each year. At any time on or after October 1, 1998, the Notes are redeemable at the option of CMI prior to maturity and do not provide for any sinking fund. The Notes mature on October 1, 2003.

COVENANTS

         The Indenture includes covenants which (i) limit CMI's ability to incur any other form of indebtedness, (ii) limit the creation or incurrence of liens on assets of CMI's subsidiaries, (iii) upon the occurrence of a change in control of CMI, obligate CMI to offer to repurchase all of the outstanding Notes, (iv) restrict the disposition of the proceeds of asset sales conducted by CMI and require CMI to use the net proceeds of asset sales for tender offers of Notes under certain circumstances, (v) restrict CMI in the payment of dividends, or other distributions and investments, (vi) restrict the issuance of preferred stock by subsidiaries, (vii) restrict certain mergers and similar corporate transactions, and (viii) limit certain affiliated party transactions.

                            THE PROPOSED AMENDMENTS

         The Proposed Amendments will be set forth in a supplemental indenture (the "Supplemental Indenture") to the Indenture, which will be provided by CMI upon any Holder's request. Upon receipt of the Requisite Consents, CMI's acceptance for payment of the Notes tendered pursuant to the Offer, and the execution of the Supplemental Indenture, the Proposed Amendments will become operative and will be binding upon all Holders who do not tender their Notes in the Offer. The Proposed Amendments, upon becoming operative will eliminate substantially all of the covenants in the Indenture, other than the covenants to pay interest on and principal of the Notes when due, and will eliminate Events of Default relating to defaults on certain other indebtedness of CMI. See "Description of the Notes -Covenants" and "Special Factors - Effects of the Proposed Amendments."

         The following are summaries of the Proposed Amendments. For more complete information regarding the Indenture and the Supplemental Indenture, reference is made to the Indenture and the Supplemental Indenture.

         The Proposed Amendments to the Indenture would eliminate the cross default contained in Section 501(f) (Events of Default) of the Indenture. The Proposed Amendments would also eliminate the following covenants in the
Indenture:

         1.     Section 501(d) (Default for Failure to Comply with Section 801);
         2.     Section 501(g) (Default Judgment);
         3.     Section 801 (Merger Covenant);
         4.     Section 1004 (Corporate and Subsidiary Existence);
         5.     Section 1005 (Payment of Taxes);
         6.     Section 1006 (Maintenance of Properties);
         7.     Section 1007 (Insurance);
         8.     Section 1010 (Restricted Payments);
         9.     Section 1011 (Restrictions on Investments);
         10.    Section 1012 (Restrictions on Indebtedness);
         11.    Section 1014 (Sale of Preferred Stock by Subsidiaries);
         12.    Section 1015 (Restrictions on Liens);
         13.    Section 1017 (Restrictions on Asset Sales);
         14.    Section 1018 (Restrictions on Affiliate Transactions); and
         15.    Section 1019 (Restrictions on Payments by Certain Subsidiaries).

The Proposed Amendments would also delete definitions from the Indenture when references to such definitions would be eliminated as a result of the foregoing and will eliminate cross-references to any deleted covenants or events of default.

         Giving effect to the Proposed Amendments, the other material terms, including the following covenants, would remain in the Indenture:

         1.     Section 501(a) (Interest);
         2.     Section 501(b) (Principal);
         3.     Section 501 (c) (Purchase of Notes on Change of Control);
         4.     Section 501(e) (Other Covenants);
         5.     Section 501(h) (Involuntary Bankruptcy);
         6.     Section 501(i) (Voluntary Bankruptcy);

         7.     Section 703 (Company Reports);
         8.     Section 1001 (Payment of Principal and Interest);
         9.     Section 1002 (Maintenance of NY Agency);
         10.    Section 1003 (Money to be Held in Trust);
         11.    Section 1008 (No Default Certificate);
         12.    Section 1009 (Financial Information);
         13.    Section 1013 (Issuance of Additional Subordinated Debt);
         14.    Section 1016 (Purchase of Notes on Change of Control);
         15.    Section 1020 (Waiver)

         Pursuant to the terms of the Indenture, the Proposed Amendments require the written consent of the Holders of at least a majority of the aggregate principal amount of the outstanding Notes. The Proposed Amendments with respect to the Indenture constitute a single proposal and a tendering and/or consenting Holder must consent to such Proposed Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Amendments.

         Upon receipt of the Requisite Consents, the Supplemental Indenture will be executed by CMI and the Trustee on or promptly after the Consent Achievement Date. The Supplemental Indenture will become effective when executed; however, the elimination of the covenants and default provisions set forth in the Supplemental Indenture will become operative only at such time as CMI accepts the tendered Notes for payment. If no Consent Achievement Date occurs with respect to the Notes, the Supplemental Indenture will not be executed and the Proposed Amendments will not become effective.

         If the Proposed Amendments relating to the Indenture become operative, the Holders of untendered Notes will be bound thereby.

         The valid tender by a Holder of Notes pursuant to the Offer will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments with respect to such Notes.

                         THE OFFER AND THE SOLICITATION

PRINCIPAL TERMS OF THE OFFER AND THE SOLICITATION

         The Offer. CMI hereby offers to purchase for cash, on the terms and subject to the conditions set forth in the Offer, any and all of the outstanding Notes at the Offer Price.

         The Offer Price for each $1,000 of principal of the Notes tendered pursuant to the Offer will equal (i) the present value on the Payment Date of
(a) $1,047.50 plus (b) interest payments which would have been payable thereon from the Payment Date to, but not including, the First Redemption Date, in each case as determined on the basis of a yield to the First Redemption Date equal to the sum of (x) the yield on the Benchmark Treasury Security, as calculated by the Dealer Manager in accordance with its standard practice for such calculations based on the bid price for such Benchmark Treasury Security as of 2:00 p.m., New York City time, on the Pricing Date, as displayed on page PX3 of the Bloomberg Government Pricing Monitor (the "Bloomberg Page") or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (y) 50 basis points (or 0.50%), plus (ii) accrued and unpaid interest thereon to, but not including, the Payment Date, minus (iii) the Consent Payment. Holders desiring to receive the Consent Payment of $10.00 per $1,000 principal amount of tendered Notes must give their consents to the Proposed Amendments as described below at or prior to Midnight, New York City time, on the Consent Date. Holders who tender Notes at or prior to Midnight, New York City time, on the Consent Date will receive aggregate consideration in connection with the tender of their Notes (and the giving of Consents) which shall be greater than the aggregate consideration received by Holders tendering their Notes after the Consent Date (who will not be entitled to receive the Consent Payment).

         Although the yield on the Benchmark Treasury Security will be determined only from the source noted above, information regarding the closing yield of the Benchmark Treasury Security may also be found in The Wall Street Journal, the New York Times and other published sources. Because the Offer Price is based on a fixed spread pricing formula linked to a yield on the Benchmark Treasury Security, the Offer Price will be affected by changes in such yield during the term of the Offer prior to the Pricing Date. The formula for the calculation of the Offer Price and the Total Consideration is included as Annex A-1 hereto, and an illustration of the calculation of the Offer Price and the Total Consideration is included as Annex A-2 hereto.

         CMI will publicly announce the pricing information referred to above by press release to the Dow Jones News Service not later than 10:00 a.m. on the first business day after the Pricing Date.

         On the terms and subject to the conditions of the Offer (see "Certain Conditions of the Offer"), CMI will accept for payment, and thereby purchase, all Notes validly tendered at or prior to Midnight, New York City time, on the Expiration Date and not properly withdrawn in the manner described in "Withdrawal Rights." The term "Expiration Date" means Midnight, New York City time, on June 26, 1998, unless CMI, in its sole discretion, has extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the latest time and date on which the Offer, as so extended by CMI, expires. If necessary, CMI intends to extend the Offer so that the Expiration Date occurs no earlier than five business days following the Consent Date. If the Offer is extended, the Pricing Date will be the date that is the third business day prior to the Expiration Date.

         The Solicitation. In conjunction with the Offer, CMI is also hereby soliciting consents from Holders of at least a majority in principal amount of the outstanding Notes to the Proposed Amendments to the Indenture. The Proposed Amendments would eliminate substantially all of the covenants in the Indenture, other than the covenants to pay interest on and principal of the Notes when due, and would eliminate certain Events of Default under the Indenture relating to defaults on other indebtedness of CMI. See "The Proposed Amendments." The Consent Payment is an amount in cash equal to $10.00 for each $1,000 of Note Principal as to which Consents have been validly delivered and not validly revoked at or prior to Midnight, New York City time, the Consent Date, provided that Holders will be entitled to a Consent Payment only with respect to Notes purchased pursuant to the terms of the Offer.

         Pursuant to the terms of the Consent and Letter of Transmittal, the completion, execution and delivery thereof by such Holder in connection with the tender of Notes at or prior to Midnight, New York City time, on the Expiration Date constitutes the Consent of such tendering Holder to the Proposed Amendments. Holders of Notes may not deliver Consents without tendering their Notes in the Offer.

         The Supplemental Indenture will be executed by CMI and the Trustee on or promptly after the Consent Achievement Date. The Supplemental Indenture will become effective when executed; however, the elimination of the covenants and default provisions set forth in the Supplemental Indenture will become operative only at such time as CMI accepts the tendered Notes for payment. If no Consent Achievement Date occurs with respect to the Notes, the Supplemental Indenture will not be executed and the Proposed Amendments will not become effective.

         If the Offer is terminated or withdrawn or the validly tendered Notes are not accepted for payment, no Offer Price or Consent Payment will be paid or payable.

         Extension or Amendment of the Offer. CMI expressly reserves the right, at any time or from time to time, and regardless of the circumstances, to (i) extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Notes, by giving oral or written notice of such amendment to the Depositary and (ii) amend the offer in any respect by giving oral or written notice of such extension to the Depositary. The rights reserved by CMI in this paragraph are in addition to CMI's right to extend, amend or terminate the Offer as described in "Certain Conditions of the Offer." If the Offer is amended, the Offer, as so amended, shall remain open for as long as is required by applicable law. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which CMI may choose to make any public announcement, CMI currently intends to make announcements by issuing a press release to the Dow Jones News Service. If CMI extends the Offer, then, without prejudice to CMI's rights under the Offer, the Depositary may retain tendered Notes on behalf of CMI, and such Notes may not be withdrawn, nor the related Consents revoked, except to the extent tendering Holders are entitled to withdrawal rights as described in "Withdrawal Rights." The Offer Price will include accrued and unpaid interest on the Notes to, but not including, the Payment Date.

         If CMI makes a material change in the terms of the offer or the information concerning the Offer or waives a material condition of the Offer, CMI will disseminate additional tender offer materials and extend the Offer, in each case, to the extent required by law. As used in this Offer to Purchase, "business day" means any day, other than Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         The Offer to Purchase, the Consent and Letter of Transmittal and other relevant materials are being mailed by CMI to record holders of Notes and are being furnished to brokers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on CMI's list of Holders or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial holders.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR NOTES

         On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), CMI will accept for payment, and thereby purchase, and will pay
(i) the Offer Price for all Notes validly tendered at or prior to Midnight, New York City time, on the Expiration Date (and not properly withdrawn in the manner described in "Withdrawal Rights") and (ii) the Consent Payments to all Holders who have validly tendered their Notes and provided their Consent to the Proposed Amendments at or prior to Midnight, New York City time, on the Consent Date (and have not properly withdrawn such Notes or revoked such Consents in the manner described in "Withdrawal Rights"), in each case, promptly after the later of (a) the Expiration Date and (b) the satisfaction or waiver of the conditions described in "Certain Conditions of the Offer." Such date of payment of the Offer Price and Consent Payments is referred to herein as the "Payment Date." In all cases, payment for Notes purchased pursuant to the Offer and payment of Consent Payments will be made only after timely receipt by the Depositary of (i) the Notes, or timely confirmation (a "Book-Entry Confirmation") of the book entry transfer of such Notes into the Depositary's account at the Depository Trust Company ("DTC") in accordance with the procedures described in "Procedure for Tendering Notes," (ii) a properly completed and duly executed Consent and Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message (as hereinafter defined) in the case of a book-entry transfer, and (iii) any other documents required by the Consent and Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the Notes which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Consent and Letter of Transmittal, and that CMI may enforce such agreement against such participant.

         For purposes of the Offer, CMI will be deemed to have accepted for payment, and thereby purchased, tendered Notes if, as and when CMI gives oral or written notice to the Depositary of its acceptance of such Notes for payment. Payment for Notes accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefore with the Depositary, which will act as agent for the tendering Holders for purposes of receiving payment from CMI and transmitting payments to the tendering Holders on the Payment Date. Payments for the Notes will include accrued interest through, but not including, the Payment Date.

         If any tendered Notes are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if more Notes than are tendered are submitted to the Depositary, Notes for such unpurchased or untendered Notes will be returned, without expense to the tendering Holder (or, in the case of Notes tendered by the book-entry transfer of such Notes into the Depositary's account at DTC in accordance with the procedures set forth in "Procedure for Tendering Notes," such Notes will be credited to an account maintained within DTC), as promptly as practicable following expiration, termination or withdrawal of the Offer.

         CMI reserves the right, in its sole discretion, to transfer or assign to any person, in whole or from time to time in part, Notes now or hereafter beneficially owned by it. Any transfer or assignment contemplated in this paragraph will not relieve CMI of its obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for Notes validly tendered and accepted for payment pursuant to the Offer.

PROCEDURE FOR TENDERING NOTES

         For Notes to be validly tendered pursuant to the Offer, a properly completed and duly executed Consent and Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Consent and Letter of Transmittal, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase at or prior to Midnight, New York City time, on the Expiration Date. In addition, either (i) Notes must be received by the Depositary, together with the Consent and Letter of Transmittal, at such address, or such Notes must be tendered pursuant to the procedures for book-entry tender described below and a Book-Entry Confirmation received by the Depositary, in each case prior to the Expiration Date, or (ii) the guaranteed delivery procedure described below must be complied with.

         The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC's system may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary's account in accordance with DTC's procedure for such transfer. To effectively tender Notes that are held through DTC, DTC participants may, in lieu of physically completing and signing the Consent and Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through the Automatic Tender Offer Program ("ATOP"), for which the Offer will be eligible (and thereby provide their Consents to the Proposed Amendments), and DTC will then edit and verify the acceptance and send an Agent's Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein or the tendering DTC participant must comply with the guaranteed delivery procedures set forth below.

         The method of delivery of Notes and Consents and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance of an Agent's Message transmitted through ATOP, is at the election and risk of the person tendering Notes and delivering Consents and Letters of Transmittal and, except as otherwise provided in the Consent and Letter of Transmittal, delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, it is suggested that the Holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Consent Date or the Expiration Date, as applicable, to permit delivery to the Depositary prior to such date.

         Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Consent Date or the Expiration Date, as applicable (accompanied by a properly completed and duly executed Consent, as applicable, and Letter of Transmittal or Agent's Message), CMI may, at its option, treat such tender as defective for purposes of the right to receive the Consent Payment or the Offer Price, respectively. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of all other required documents.

         If Notes are tendered otherwise than (i) by a registered holder of such Notes or (ii) for the account of a financial institution that is a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Program or the New York Stock Exchange, Inc. Medallion Signature Program (each an "Eligible Institution"), all signatures on the Consent and Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 on the Consent and Letter of Transmittal. If the Notes are registered in the name of a person other than the signer of a Consent and Letter of Transmittal, the Notes must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name or names of the registered holder or holders appear on the Notes, with the signature on the Notes or unit powers guaranteed as provided in the Consent and Letter of Transmittal. See Instruction 1 of the Consent and Letter of Transmittal.

         The method of delivery of all required documents is at the election and risk of each Holder. If delivery is by mail, the use of registered mail with return receipt requested, properly insured, is recommended.

         If a Holder desires to tender Notes pursuant to the Offer and such Holder's Notes are not immediately available or such Holder cannot deliver such Holder's Notes and all other required documents to the Depositary at or prior to Midnight, New York City time, on the Expiration Date, or if the procedure for book-entry transfer cannot be completed on a timely basis, such Notes may nevertheless be tendered if all of the following guaranteed delivery procedures are complied with:

         (i)   such tenders are made by or through an Eligible Institution:

         (ii) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by CMI herewith, is received by the Depositary as provided below at or prior to Midnight, New York City time, on the Expiration Date;

         (iii) the certificates for all physically delivered Notes in proper form for transfer or a Book-Entry Confirmation, together with a properly completed and duly executed Consent and Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book-entry transfer, and all other documents required by the Consent and Letter of Transmittal, are received by the Depositary within three business days after the date of execution of such Notice of Guaranteed Delivery.

         The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

         In all cases, payment for Notes tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of such Notes or of a Book-Entry Confirmation relating to such Notes and a properly completed and duly executed Consent and Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent's Message in the case of a book entry transfer, and any other documents required by the Consent and Letter of Transmittal.

         By executing a Consent and Letter of Transmittal or causing an Agent's Message to be sent on its behalf as set forth above, a tendering Holder irrevocably appoints designees of CMI as such Holder's attorney-in-fact and proxy, each with full power of substitution and resubstitution, in the manner set forth in the Consent and Letter of Transmittal, to the full extent of such Holder's rights with respect to the Notes tendered by such Holder and accepted for payment by CMI and with respect to any and all other Notes or other securities issued or issuable in respect of such Notes on or after the date of this Offer to Purchase. All such proxies will be considered coupled with an interest in the tendered Notes. Such appointment will be effective when, and only to the extent that, CMI accepts such Notes for payment pursuant to the Offer. Upon such appointment, all prior proxies given by such Holder (with respect to such Notes and such other Notes and securities) will be revoked, without further action, and no subsequent proxies may be given by such Holder (and, if given, will not be deemed effective). The designees of CMI will be empowered, among other things, to exercise all voting and other rights of such Holder as they in their sole discretion may deem proper at any meeting of the Holders or otherwise. In order for Notes to be validly tendered, upon the acceptance for payment of such Notes, CMI must be able to exercise full voting rights with respect to such Notes (or other securities or rights), including voting at any meeting of Holders, whether or not scheduled, and consenting to any action to be taken by Holders in the absence of a meeting.

         In order for any tender of Notes to be valid, it must be in proper form. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Notes, and all other determinations by CMI contemplated by the Offer, including in respect of the conditions to the Offer, will be determined by CMI, in its sole discretion, which determination will be final and binding on all parties. CMI reserves the right to waive any defect or irregularity in the tender of any Notes. No tender of Notes will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of CMI, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. CMI's interpretation of the terms and conditions of the Offer (including this Offer to Purchase, the Consent and Letter of Transmittal and instructions thereto) will be final and binding.

         Upon the purchase of Notes pursuant to the Offer, CMI shall thereby obtain the right to all interest payable on and principal of the Notes on and subsequent to the Payment Date. The sale of Notes pursuant to the Offer will also constitute a sale of all rights relating to the Holder's ownership of Notes, including any rights in respect of claims against the issuer or any other Person (except that nothing herein will relieve any Person, including without limitation CMI, from any liability arising under the Federal securities law in connection with the Offer).

         The tender of Notes pursuant to one of the procedures described above will constitute a binding agreement between the tendering Holder and CMI on the terms and subject to the conditions of the Offer, including the tendering Holder's representation and warranty that (i) such Holder has full power and authority to tender, sell, assign and transfer such Notes and (ii) when the same are accepted for payment by CMI, CMI will acquire good, marketable, and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and will not be subject to any adverse claim.

WITHDRAWAL RIGHTS

         Except as otherwise stated below, tenders of Notes made pursuant to the Offer are irrevocable. Notes tendered pursuant to the Offer may be withdrawn and the related Consent revoked at any time prior to the Consent Date. In no event may Notes be withdrawn or consents given be revoked after the Consent Date unless the Offer is terminated by CMI without any Notes being purchased hereunder or as otherwise provided herein.

         For a withdrawal to be effective, a written, telegraphic or facsimile notice of withdrawal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Notes to be withdrawn, the number of Notes to be withdrawn and with respect to which Consents are being revoked and the names in which the Notes to be withdrawn are registered, if different from that of the person who tendered such Notes. If Notes have been delivered or otherwise identified to the Depositary, then, prior to the release of such Notes, the tendering Holder must also submit the serial numbers shown on the particular Notes to be withdrawn or Consents to be revoked and, unless such Notes have been tendered for the account of an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible

Institution. If Notes have been tendered pursuant to the procedures for book-entry transfer set forth in "Procedure for Tendering Notes," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Notes.

         Any Notes properly withdrawn or Consents properly revoked will thereafter be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time at or prior to Midnight, New York City time, on the Expiration Date or Consent Date, as the case may be, by again following one of the procedures described in "Procedure for Tendering Notes."

CERTAIN CONDITIONS OF THE OFFER

         Notwithstanding any other provisions of the Offer, CMI will not be required to accept for payment, purchase or pay for any Notes tendered or pay any Consent Payment, and may postpone, subject to applicable law, the acceptance for purchase and payment for Notes so tendered or payment of Consent Payments and/or may amend or terminate the Offer if CMI has not (a) received the Requisite Consents at or prior to Midnight, New York City time, on the Expiration Date, (b) successfully completed the offering of the New Notes, or
(c) if at any time at or before acceptance for payment of Notes tendered pursuant to the Offer (whether or not any Notes have theretofore been accepted for payment or paid for pursuant to the Offer) any of the following events shall occur:

         (i) there shall have been threatened, instituted or pending any action or proceeding by or before any court or governmental regulatory or administrative agency or authority or tribunal, domestic or foreign, which (a) challenges the making of the Offer or the Solicitation, the acquisition of Notes pursuant to the Offer or the obtaining of Consents pursuant to the Solicitation or otherwise relates in any manner to the Offer or the Solicitation, or (b) in the sole judgment of CMI, could have a material adverse effect on the business, financial condition, income, operations or prospects of CMI and its subsidiaries, taken as a whole (either such effect, a "Material Adverse Effect");

         (ii) a statute, rule, regulation, judgment, order, stay, decree or injunction shall have been threatened, proposed, sought, promulgated, enacted, entered, enforced, or deemed to be applicable by any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, which, in the sole judgement of CMI, would or might directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation or that could have a Material Adverse Effect;

         (iii) there shall have occurred (a) any general suspension of, shortening of hours for or limitation on prices for trading in securities on the New York Stock Exchange or in the over the counter market (whether or not mandatory), (b) any significant adverse change in the price of the Notes or in the United State securities or financial markets, (c) a significant impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory), (e) a commencement of a war, armed hostilities or other national or international crisis, (f) any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (g) any significant change in United States currency exchange rate or a suspension of, or limitation on, the markets therefor (whether or not mandatory), or (h) in the case of any of the foregoing existing at the time of the commencement of the Offer, a significant acceleration or worsening thereof;

         (iv) the Trustee under the Indenture shall have objected in any respect to, or taken any action that could, in the sole judgment of CMI, adversely affect the consummation of the Offer or the Solicitation or

CMI's ability to effect any of the Proposed Amendments, or shall have taken any action that challenges the validity or effectiveness of the procedures used by CMI in soliciting the consents to the Proposed Amendments (including the form thereof) or in the making of the Offer or the Solicitation or the acceptance of or payment for any of the Notes or any of the Consents; or

         (v) there shall have occurred or be likely to occur any event or series of events that, in the sole judgment of CMI, would or might prohibit, prevent, restrict or delay consummation of the Offer or that will, or is reasonably likely to, impair the contemplated benefits to CMI of the Offer, or otherwise result in the consummation of the Offer not being or not being reasonably likely to be in the best interest of CMI; or

         (vi) all conditions relating to the consummation of the Offering shall not have been satisfied in a manner acceptable to the Company in its sole discretion on or prior to the Expiration Date.

         The foregoing conditions may be asserted by CMI regardless of the circumstances and are for the sole benefit of CMI and its affiliates. The foregoing conditions may be waived by CMI in whole or in part at any time and from time to time in its sole discretion and any such waiver may be complete or subject to such terms as CMI may impose in respect thereof. The failure by CMI at any time to exercise any of the foregoing rights will not be deemed a waiver of or otherwise affect any other rights and each such right will be deemed an ongoing right which may be asserted at any time and from time to time. Any determination by CMI concerning the events described above will be final and binding upon all parties.

INTEREST ON NOTES

         Interest under any of the Notes payable as of an interest payment date prior to the date of acceptance for payment of Notes tendered pursuant to the Offer will be retained by the registered owner of the Notes on which such interest was paid as of such date. The Offer Price will include interest on the Notes which is accrued and unpaid to, but not including, the Payment Date. Assuming the payment for the purchase of Notes pursuant to the Offer on June 30, 1998, Holders would be entitled to $23.49 of accrued and unpaid interest per $1,000 of Note principal.

CERTAIN LEGAL MATTERS

         CMI is not aware of any approval or other action by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Notes by CMI pursuant to the Offer. Should any such approval or other action be required, CMI will evaluate at such time whether such approval or action will be sought. There can be no assurance that any such approval or action, if needed, would be obtained or effected or, if obtained or effected, would be obtained or effected without substantial conditions or adverse consequences. CMI's obligation to purchase and pay for the tendered Notes is subject to certain conditions, including conditions relating to the legal matters discussed herein. See "Certain Conditions of the Offer."

DEALER MANAGER

         NationsBanc Montgomery Securities LLC is acting as the Dealer Manager for CMI in connection with the Offer and the Solicitation and has provided certain financial advisory services to CMI in connection with the Offer and the Solicitation. CMI will pay the Dealer Manager reasonable and customary compensation for such services. CMI has agreed to indemnify the Dealer Manager against certain liabilities in connection with its services as the Dealer Manager and financial advisor, including liabilities under the federal securities law. At any time, the Dealer Manager may trade the Notes for its own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes. All inquiries and correspondence addressed to the Dealer Manager relating to the Offer and the Solicitation should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

         An affiliate of the Dealer Manager is acting as co-agent and lender under the Senior Secured Revolving Credit Facility. From time to time, the Dealer Manager and its affiliate may provide other funding, investment banking and advisory services to CMI and its affiliates.

FEES

         In addition to the fees payable to the Dealer Manager, CMI will pay the Depositary reasonable and customary fees for its services (and will reimburse it for its reasonable out-of-pocket expenses in connection therewith), and will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders for purchase. In addition, CMI has agreed to indemnify the Depositary against certain liabilities in connection with its services, including liabilities under the federal securities laws.

DEPOSITARY AND INFORMATION AGENT

         The Depositary for the offer and the Solicitation is The Chase Manhattan Bank. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer and the Solicitation should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. CMI will pay the Depositary reasonable and customary compensation for its services in connection with the Offer and the Solicitation, plus reimbursement for reasonable out-of-pocket expenses. CMI will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

         Beacon Hill Partners, Inc. is acting as the Information Agent for CMI in connection with the Offer and Solicitation. CMI will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for reasonable out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer and the Solicitation should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase.

         Brokers, dealers, commercial banks and trust companies will be reimbursed by CMI for customary mailing and handling expenses incurred by them in forwarding material to their customers. CMI will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager) in connection with the solicitation of tenders of Notes pursuant to the Offer.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         General. The following discussion sets forth the principal federal income tax consequences of the Offer applicable to Holders, and is included herein for general information only. The summary is based upon existing law, and there can be no assurance that future legislation, Treasury Department Regulations, published administrative interpretations or judicial decisions will not change the treatment of Holders described herein. The discussion does not purport to consider all aspects of federal income taxation that may be relevant to a particular Holder. Further, the tax treatment of a Holder may vary depending on his particular situation. Certain Holders (including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. In addition, this discussion does not consider the effect of any applicable foreign, state, local or other tax laws. This discussion assumes that Holders hold their notes as "capital assets" (generally, property held for investment) within the meaning of
Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code").

         Sale of Notes Pursuant to the Offer. In general, except as otherwise indicated below, a Holder should recognize gain or loss on the sale of Notes to CMI at the time of such sale in an amount equal to the difference between the Holder's adjusted tax basis in such Notes and the cash received by such Holder upon the sale (other than the amount, if any, in respect of accrued interest). Subject to the market discount rules described below and subject to the discussion of the Consent Payments below, such gain or loss should constitute capital gain or loss of a short-term or long-term basis depending upon the length of time the Holder is considered to have held the Notes. If the Consent Payment is treated as a separate fee for consenting to the Proposed Amendments, it is possible that such amount would be taxable as ordinary income (rather than sale proceeds). CMI intends to treat the Consent Payments as cash paid in exchange for a Holder's Notes for U.S. federal income tax purposes.

         In the case of a Holder who acquired the Notes at a market discount within the meaning of Sections 1276 and 1278(a)(2) of the Code (subject to a statutory de minimis exception), any gain recognized upon the sale of the Notes will represent ordinary income to the extent of the market discount that accrued during the period such Holder held such Note, unless the Holder previously had elected to include such accrued market discount in the Holder's income on a current basis. Market discount generally equals the excess of the face amount of a debt instrument over a Holder's initial tax basis in the debt instrument. If a Note purchased at a premium to its principal amount is sold pursuant to the Offer, a Holder who has elected to deduct bond premium may be permitted to deduct any remaining unamortized bond premium (i.e., the excess of the Holder's tax basis over the sale price) as an ordinary loss in the taxable year of disposition.

         Retention of Notes. Holders who retain their Notes should not incur any tax liability because of the sale of the Notes by other Holders or the adoption of the Proposed Amendments. The adoption of the Proposed Amendments should not constitute a "significant modification" of the Notes for federal income tax purposes. Therefore, the adoption of the Proposed Amendments should not cause a Holder who retains its Notes to be treated as having exchanged, within the meaning of Section 1001 of the Code, its Notes for new notes in a taxable transaction.

         Backup Withholding. A Holder whose Notes are tendered and accepted for payment by CMI and who receives the Offer Price and/or a Consent Payment, as applicable, may be subject to backup withholding at the rate of 31% with respect to certain proceeds form the sale of such Notes received, unless such Holder (i) is a corporation or other exempt recipient and, when required, establishes this exemption or (ii) provides his correct taxpayer identification number, certifies that he is not currently subject to backup withholding and otherwise complies with applicable requirements of the backup withholding rules. Completion of the

Substitute Form W-9 provided in the Consent and Letter of Transmittal should be used for this purpose. A Holder of Notes who does not provide CMI with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service (the "IRS"). Any amount withheld under these rules will be creditable against the Holder's federal income tax liability.

         CMI will provide information statements to tendering Holders and to the IRS reporting the payment of the Offer Price and the Consent Payment as required by law.

         THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER OF NOTES IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

                             ADDITIONAL INFORMATION

         CMI is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is required to file with the Commission periodic reports and other information relating to its business, financial condition and other matters. CMI is required to disclose in such reports certain information, as of particular dates, concerning its operating results and financial condition, officers and directors, principal holders of securities, any material interests of such persons in transactions with CMI and other matters. These reports and other informational filings required by the Exchange Act should be available for inspection at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549 and also should be available for inspection and copying at the regional offices of the commission located at Citicorp Center, 500 West Madison Street, Chicago, Illinois 60611 and 7 World Trade Center, 13th Floor, New York, New York 10048. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission's Web site address, http://www.sec.gov. copies of such material may be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549.

         CMI's (i) current report on Form 8-K dated May 28, 1998; (ii) Quarterly Report on Form 10-Q for the fiscal quarter ended April 4, 1998; (iii) Annual Report on Form 10-K for the fiscal year ended January 3, 1998; (iv) Quarterly Reports on Form 10-Q for the fiscal quarters ended October 4, 1997, June 28, 1997 and March 29, 1997 (v) Annual Report on Form 10-K for the fiscal year ended December 28, 1996; (vi) Post Effective Amendment No. 4 to Form S-1 Registration Statement filed May 8, 1997 on Form POS AM; (vii) Prospectus for $125,000,000 CMI Industries, Inc. 9 1/2% Senior Subordinated Notes Due 2003 dated May 14, 1997; (viii) Prospectus Supplements Nos. 1, 2 and 3 dated August 12, 1997, November 24, 1997 and May 14, 1998 to Prospectus dated May 14, 1997; (ix) Prospectus for $125,000,000 CMI Industries, Inc. 9 1/2% Senior Subordinated Notes Due 2003 dated June 27, 1996 on Form 424B3; (x) Prospectus Supplements Nos. 1 and 2 dated August 26, 1996 and November 19, 1996 to Prospectus dated June 27, 1996 on Form 424B3 each filed by CMI with the Commission are incorporated herein by reference and shall be deemed to be a part hereof.

         All documents and reports filed by CMI with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Statement and on or prior to the termination of the Offer shall be deemed to be incorporated herein by reference and shall be deemed to be part hereof from the date of filing of such documents and reports. Any statement contained in a document or report incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

                                 MISCELLANEOUS

         No person has been authorized to give any information or make any representation other than as contained in this Offer to Purchase or the related Consent and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

         The Offer is being made to all Holders. CMI is not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If CMI becomes aware of any jurisdiction where the making of the Offer is so prohibited, CMI will make a good faith effort to comply with any such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, CMI cannot comply with any applicable statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of CMI by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                                        CMI Industries, Inc.


June 1, 1998

                                   ANNEX A-1

         FORMULA FOR CALCULATION OF OFFER PRICE AND TOTAL CONSIDERATION

YLD - the sum of (x) the yield on the Benchmark Treasury Security, as calculated by the Dealer Manager in accordance with its standard practice for such calculations based on the bid price for such Benchmark Treasury Security as of 2:00 p.m., New York City time, on the Pricing Date (which is June 23, 1998 or, if the Offer is extended, the date that is the third business day prior to the Expiration Date), as displayed on the Bloomberg Page or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is manifestly erroneous, plus (y) 50.0 basis points (or 0.50%).

CPN - the contractual rate of interest payable on the Notes, expressed as a decimal number.

N - the number of semi-annual interest payments from (but not including) the Payment Date to (and including) the First Redemption Date.

S - the number of days from and including the semi-annual interest payment date immediately preceding the Payment Date up to, but not including, the Payment Date. The number of days is computed using the 30/360 day-count method.

CP                       - $10.00 per $1,000 principal amount of Notes.

Exp - exponentiate (the term to the left of "exp" is raised to the power indicated by the term to the right of "exp").

RV - the assumed redemption amount, based on the First Redemption Date for each Note per $1,000 principal amount of the Note (as rounded to the nearest one hundredth of one percent).

Offer Price              - the purchase price of the Notes per $1,000 principal
                         amount of the Notes. The Offer Price is rounded to the nearest cent.

Total Consideration      - The Offer Price plus the Consent Payment per $1,000
                         principal amount of the Notes if tender is made at or prior to 12:00 Midnight, New York City time, on the Consent Date. The Total Consideration is rounded to the nearest cent.

OFFER PRICE =               RV                        N              $1,000 (CPN/2)
               ------------------------------      + Z       ------------------------------    - $1,000(CPN/2)(S/180) - CP
                (1 + (YLD/2)) exp (N - (S/180))      k = 1    (1 + (YLD/2)) exp (k - (S/180))


TOTAL CONSIDERATION =               RV                       N              $1,000 (CPN/2)
                       ------------------------------      + Z      ------------------------------    - $1,000(CPN/2)(S/180)
                        (1 + (YLD/2)) exp (N - (S/180))    k = 1     (1 + (YLD/2)) exp (k - (S/180))

                                   ANNEX A-2

        HYPOTHETICAL CALCULATION OF OFFER PRICE AND TOTAL CONSIDERATION

         Set forth below is a hypothetical illustration of the calculation of the Offer Price and Total Consideration for the Notes based on hypothetical data and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the consideration for such Notes, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purposes.

         First Redemption Date:                        October 1, 1998

         Reference Treasury Security:                  6% U.S. Treasury Note due September 30,
                                                       1998 as displayed on the Bloomberg Page.

         Fixed Spread:                                 50 basis points (0.50%)

         Example:
         -------

         Assumed Pricing Date and Time                 2:00 p.m. New York City time
                                                       on May 21, 1998

         Assumed Payment Date                          June 30, 1998

         Assumed Benchmark Treasury
         Security Yield as of Assumed
         Pricing Date and Time                         5.420%

         Fixed Spread                                  0.500%

         YLD                                           5.920%

         CPN                                           9.500%

         N                                             1

         S                                             89

         RV                                            $1,047.50

         CP                                            $10.00

         Offer Price                                   $1,045.37*

         Total Consideration
         (Offer Price Plus
         Consent Payment)                              $1,055.37*

* Plus accrued and unpaid interest to, but not including, the Payment Date of $23.49 (assuming a Payment Date of June 30, 1998).

Facsimile copies of the Consent and Letter of Transmittal will be accepted. The Consent and Letter of Transmittal and Notes and any other required documents should be sent by each Holder or his broker, dealer, commercial bank, trust company or nominee to the Depositary at the address set forth below.

                            -------------------------

                        The Depositary for the Offer is:

                            THE CHASE MANHATTAN BANK

                            -------------------------

                                 By Mail, Hand
                             or Overnight Delivery
                            The Chase Manhattan Bank
                                55 Water Street
                            Room 234, North Building
                            New York, New York 10041
                           Attention: Carlos Esteves

                           By Facsimile Transmission:
                                 (212) 638-7375
                                       or
                                 (212) 344-9367
                           Attention: Carlos Esteves

                             Confirm by Telephone:
                                 (212) 638-0828

                            -------------------------

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Consent and Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company for assistance concerning this Offer.

                    The Information Agent for the Offer is:

                           BEACON HILL PARTNERS, INC.
                                90 Broad Street
                            New York, New York 10004
                            (212) 843-8500 (collect)
                           (800) 755-5001 (toll-free)

                      The Dealer Manager for the Offer is:

                     NATIONSBANC MONTGOMERY SECURITIES LLC
                       100 North Tryon Street, 7th Floor
                        Charlotte, North Carolina 28255
                     Attention: Liability Management Group
                            (704) 388-4807 (collect)
                           (888) 292-0070 (toll-free)